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EXHIBIT 99.2

                         FEDERAL INCOME TAX CONSEQUENCES

     The following discussion describes the material U.S. federal income tax consequences relating to the taxation of Equity Office as a REIT and the ownership and disposition of Equity Office common shares.

     If Equity Office offers one or more additional series of preferred shares or debt securities, information about any additional income tax consequences to holders of those preferred shares or debt securities will be included in the documents pursuant to which they are offered.

     Because this is a summary that is intended to address only federal income tax consequences relating to the ownership and disposition of Equity Office common shares that will apply to all holders, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

     - the tax consequences to you may vary depending on your particular tax situation;

     - special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company, or otherwise subject to special tax treatment under the Internal Revenue Code;

     - this summary does not address state, local or non-U.S. tax considerations;

     - this summary deals only with Equity Office common shareholders that hold common shares as "capital assets," within the meaning of Section 1221 of the Internal Revenue Code; and

     - this discussion is not intended to be, and should not be construed as, tax advice.

     You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of Equity Office common shares on your individual tax situation, including any state, local or non-U.S. tax consequences.

     The information in this section is based on the current Internal Revenue Code, current, temporary and proposed Treasury regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply
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retroactively. Except as described under "--Taxation of Equity Office as a
REIT--Income Tests Applicable to REITs," Equity Office has not obtained any rulings from the Internal Revenue Service concerning the tax treatment of the matters discussed below. Thus, it is possible that the Internal Revenue Service could challenge the statements in this discussion, which do not bind the Internal Revenue Service or the courts, and that a court could agree with the Internal Revenue Service.

     TAXATION OF EQUITY OFFICE AS A REIT

     GENERAL. Equity Office has elected to be taxed as a REIT under the Internal Revenue Code. A REIT generally is not subject to federal income tax on the income that it distributes to shareholders if it meets the applicable REIT distribution requirements and other requirements for qualification.

     Equity Office believes that it is organized and has operated, and Equity Office intends to continue to operate, in a manner to qualify as a REIT, but there can be no assurance that Equity Office will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depend upon Equity Office's ability to meet, through actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Internal Revenue Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of Equity Office, Equity Office cannot provide any assurance that its actual operating results will satisfy the requirements for taxation as a REIT under the Internal Revenue Code for any particular taxable year.

     So long as Equity Office qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is distributed currently to its shareholders. This treatment substantially eliminates "double taxation" (that is, taxation at both the corporate and shareholder levels) that generally results from an investment in a regular corporation. However, Equity Office will be subject to federal income tax as follows:

     - Equity Office will be taxed at regular corporate rates on any undistributed "REIT taxable income." REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid;

     - Under some circumstances, Equity Office may be subject to the "alternative minimum tax" on its items of tax preference;

     - If Equity Office has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on this income;

     - Equity Office's net income from "prohibited transactions" will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property;

     - If Equity Office fails to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintains its qualification as a REIT because other requirements are met, it will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of its gross income exceeds the amount of its income qualifying under the 75% test for the taxable year or (2) the amount by which 90% of its gross income exceeds the amount of its income qualifying for the 95% income test for the taxable year, multiplied by a fraction intended to reflect Equity Office's profitability;

     - Equity Office will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if Equity Office fails to distribute during each calendar year at least the sum of:


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       (1)  85% of its REIT ordinary income for the year;

       (2)  95% of its REIT capital gain net income for the year; and

       (3)  any undistributed taxable income from prior taxable years.

     - Equity Office will be subject to a 100% penalty tax on some payments it receives(or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among Equity Office, its tenants, and its taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

     In addition, if Equity Office acquires any asset from a taxable "C" corporation in a carry-over basis transaction, it could be liable for specified tax liabilities inherited from that "C" corporation. To its knowledge, Equity Office has not acquired any assets from a "C" corporation in a carry-over basis transaction. Equity Office, however, has acquired assets in carry-over basis merger transactions with several REITs. If any one of those REITs failed to qualify as a REIT at the time of its merger into Equity Office, it would have been a "C" corporation and would have been required to recognize gain with respect to its assets' "built-in gain." Built-in gain is the amount by which an asset's fair market value exceeds the REIT's adjusted basis in the asset. As the successor to these REITs, Equity Office would be liable for any tax owed by them as a result of the recognition of built-in gain. Applicable Treasury regulations, however, allow an acquiring REIT, such as Equity Office, to make an election to avoid the recognition of gain and the imposition of corporate level tax with respect to a built-in gain asset acquired in a carry-over basis transaction from a "C" corporation unless and until Equity Office disposes of that built-in gain asset during the 10-year period following its acquisition, at which time Equity Office would recognize, and would be subject to the highest regular corporate rate of tax on, the built-in gain. Even though Equity Office believes that each of the REITs it has acquired qualified as a REIT at the time of its merger into Equity Office, Equity Office has made the election described above as a precautionary measure to protect Equity Office if the Internal Revenue Service later determines that one of these REITs did not qualify as a REIT at the time of its merger into Equity Office. Similar rules would apply if Equity Office were to acquire assets from a "C" corporation in the future in a carry-over basis transaction.

     REQUIREMENTS FOR QUALIFICATION AS A REIT. The Internal Revenue Code defines a REIT as a corporation, trust or association:

     (1) that is managed by one or more trustees or directors;

     (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

     (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

     (4) that is neither a financial institution nor an insurance company subject to applicable provisions of the Internal Revenue Code;

     (5) the beneficial ownership of which is held by 100 or more persons;

     (6) during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer individuals, as defined in the Internal Revenue Code to include specified entities;

     (7) that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

     (8) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Internal Revenue Code and regulations promulgated thereunder; and

     (9) that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

     Conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining stock ownership under condition
(6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally are considered an


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individual. However, a trust that is a qualified trust under Internal Revenue
Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

     Equity Office believes that it has issued sufficient shares of beneficial interest with sufficient diversity of ownership to allow it to satisfy conditions (5) and (6) above. In addition, Equity Office's declaration of trust contains restrictions regarding the transfer of shares of beneficial interest that are intended to assist Equity Office in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that Equity Office will be able to satisfy these share ownership requirements. If Equity Office fails to satisfy these share ownership requirements, it will fail to qualify as a REIT.

     To monitor its compliance with condition (6) above, a REIT is required to send annual letters to its shareholders requesting information regarding the actual ownership of its shares. If Equity Office complies with the annual letters requirement and it does not know or, exercising reasonable diligence, would not have known of its failure to meet condition (6) above, then it will be treated as having met condition (6) above.

     To qualify as a REIT, Equity Office cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. Equity Office has elected to be taxed as a REIT beginning in 1997, the first year it had any activity. Therefore, Equity Office has not had any undistributed non-REIT earnings and profits of its own. Equity Office previously has merged with other REITs and would have inherited any undistributed non-REIT earnings and profits that those REITs might have had if any of them had failed to qualify as a REIT at any point. Equity Office believes that all of the REITs with which it has merged qualified as REITs throughout their existence. However, the Internal Revenue Service could determine otherwise.

     If the Internal Revenue Service did determine that Equity Office inherited undistributed non-REIT earnings and profits and Equity Office did not distribute the non-REIT earnings and profits by the end of that taxable year, it appears that Equity Office could avoid disqualification as a REIT by using "deficiency dividend" procedures to distribute the non-REIT earnings and profits. The deficiency dividend procedures would require Equity Office to make a distribution to shareholders, in addition to the regularly required REIT distributions, within 90 days of the Internal Revenue Service determination. In addition, Equity Office would have to pay to the Internal Revenue Service interest on 50% of the non-REIT earnings and profits that were not distributed prior to the end of the taxable year in which Equity Office inherited the undistributed non-REIT earnings and profits. If, however, Equity Office were considered to be a "successor" under the applicable Treasury regulations to a corporation that had failed to qualify as a REIT at the time of its merger with Equity Office, Equity Office could fail to qualify as a REIT and could be prevented from reelecting REIT status for up to four years after such failure to qualify.

     QUALIFIED REIT SUBSIDIARIES. If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (discussed below), all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of Equity Office will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

     TAXABLE REIT SUBSIDIARIES. A "taxable REIT subsidiary" of Equity Office is a corporation in which Equity Office directly or indirectly owns stock and that elects, together with Equity Office, to be treated as a taxable REIT subsidiary under Section 856(l) of the Internal Revenue Code. In addition, if a taxable REIT subsidiary of Equity Office owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of Equity Office. A taxable REIT subsidiary is a corporation subject to federal income tax, and state and local income tax where applicable, as a regular "C" corporation.
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     Generally, a taxable REIT subsidiary can perform some impermissible tenant services without causing Equity Office to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to Equity Office. In addition, Equity Office will be obligated to pay a 100% penalty tax on some payments that it receives or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between the REIT, the REIT's tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

     Equity Office Properties Management Corp., Beacon Property Management Corp., WCP Services, Inc., EOP Office Company, Beacon Construction Company, Inc., Beacon Design Corporation, Real State Insurance Corporation and Equity Business Centers, Corp. are referred to as the corporate subsidiaries. Each of the corporate subsidiaries is taxable as a regular "C" corporation and has elected, together with Equity Office, to be treated as a taxable REIT subsidiary of Equity Office, or is treated as a taxable REIT subsidiary under the 35% subsidiary rule discussed above. In addition, Equity Office has elected, together with several other corporations in which it owns stock, for those corporations to be treated as taxable REIT subsidiaries.

     OWNERSHIP OF PARTNERSHIP INTERESTS BY A REIT. A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership's income. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, Equity Office's proportionate share of the assets and items of income of EOP Partnership, including EOP Partnership's share of assets and items of income of any subsidiaries that are partnerships or limited liability companies, are treated as assets and items of income of Equity Office for purposes of applying the asset and income tests. Equity Office has control over EOP Partnership and substantially all of the partnership and limited liability company subsidiaries of EOP Partnership and intends to operate them in a manner that is consistent with the requirements for qualification of Equity Office as a REIT.

     INCOME TESTS APPLICABLE TO REITS. To qualify as a REIT, Equity Office must satisfy two gross income tests. First, at least 75% of Equity Office's gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property," gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments. Second, at least 95% of Equity Office's gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from any combination of income qualifying under the 75% test and dividends, interest, some payments under hedging instruments and gain from the sale or disposition of stock or securities and some hedging instruments.

     Rents received by Equity Office will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary and at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

     Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, Equity Office is only allowed to provide directly services that are "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant." Accordingly, Equity Office may not provide "impermissible services" to tenants (except through an independent contractor that bears the expenses of providing the services and from whom Equity Office derives no revenue or through a taxable REIT subsidiary) without giving rise to "impermissible tenant service income," which is nonqualifying income for purposes of the income tests. Impermissible


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tenant service income is deemed to be at least 150% of Equity Office's direct cost of providing the service. If the impermissible tenant service income exceeds 1% of Equity Office's total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of Equity Office's total income from the property, the services will not "taint" the other income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify itself as rents from real property), but the impermissible tenant service income will not qualify as rents from real property.

     Unless Equity Office determines that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by Equity Office in the taxable year, will not jeopardize Equity Office's status as a REIT, Equity Office does not and does not intend to:

     - charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

     - rent any property to a related party tenant, including a taxable REIT subsidiary;

     - derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

     - directly perform services considered to be noncustomary or rendered to the occupant of the property.

     Equity Office provides services and provides access to third party service providers at some or all of its properties. However, based upon Equity Office's experience in the office rental markets where the properties are located, Equity Office believes that all access to service providers and services provided to tenants by Equity Office either are usually or customarily rendered in connection with the rental of real property and not otherwise considered rendered to the occupant, or, if considered impermissible services, will not result in an amount of impermissible tenant service income that will cause Equity Office to fail to meet the income test requirements. However, Equity Office cannot provide any assurance that the Internal Revenue Service will agree with these positions. Equity Office monitors the activities at its properties and believes that it has not provided services that will cause it to fail to meet the income tests. Equity Office intends to continue to monitor the services provided at, and the nonqualifying income arising from, each of its properties.

     Equity Office has earned and continues to earn insignificant amounts of nonqualifying income relative to Equity Office's total gross income in any relevant taxable year. For example, Equity Office owns and operates a hotel property. Income from the operation of a hotel does not qualify for purposes of the REIT income tests. Equity Office believes that the amount of nonqualifying income generated from this hotel is and will be insignificant and will not affect Equity Office's ability to meet the 95% gross income test.

     Equity Office has received several private letter rulings from the Internal Revenue Service regarding the treatment of income received with respect to specified types of services provided at its properties and the effect of those services on other income received from those properties under the rules described above.

     - Parking. Equity Office has obtained a ruling from the Internal Revenue Service indicating that amounts received by Equity Office under agreements with third-party service companies for the operation of qualifying parking facilities will qualify as rents from real property for purposes of satisfying the 95% and 75% gross income tests. The parking facilities must be part of, adjacent to, or within the same complex as an Equity Office building, and EOP Partnership must bear the expenses incurred in operating the parking facilities. Parking facilities that are within one block of an Equity Office building are considered adjacent for purposes of the ruling. The parking garages are operated under parking management agreements with third-party service companies that receive a management fee, which may be a fixed dollar amount or a percentage of gross or net revenues. Equity Office has interests in stand-alone parking garages that are operated by third-party service companies under lease agreements whereby EOP Partnership and the service companies share the gross receipts from the parking operation and EOP Partnership receives fixed rental payments from the service companies and bears none of the operational expenses. The income received by EOP Partnership from the stand-alone garages under these agreements should qualify as rents from real property for the purposes of the 95% and 75% gross income tests. Equity Office has treated and will treat any income from stand-alone parking garages that is based on net income as nonqualifying for purposes of the REIT income tests.

     - Telecommunications Services. Equity Office has received a ruling from the Internal Revenue Service generally stating that, under certain circumstances, revenue received by Equity Office with respect to telecommunications services provided to tenants will qualify as rents from real property for purposes of the 75% and 95% gross income tests. The ruling broadly defines telecommunications services to include telephone and other communications services, e-mail, video communications, electronic research, Internet access, communication networking, safety and security systems and environmental control systems, which may be provided by telecommunications service providers. The ruling, however, provides that these amounts will not qualify as rents from real property if they are received from a related party tenant or if the amounts are based on a percentage of net income of the provider. Equity Office owns stock of, and warrants to acquire stock from several telecommunications services providers. If the stock and warrants owned or received by Equity Office cause a telecommunications service provider to be a related party tenant, Equity Office treats any income received from the provider as nonqualifying income for purposes of the 95% gross income test unless the limited rental exception for taxable REIT subsidiaries applies. For the purpose of determining whether the provider is a related party tenant, Equity Office will treat any warrants as having been exercised. Equity Office does not believe that the income from telecommunications service providers that are or would be related party tenants under the applicable rules, when combined with other nonqualifying income of Equity Office, will cause Equity Office not to satisfy the 95% gross income test.

     - Business Centers. Equity Office has received a private letter ruling generally providing that the business activities of a joint venture between Equity Office and a business center operator will not taint other income received by Equity Office from the properties where the business centers are operated. However, because of Equity Office's ownership interest in the joint venture, which rents space at the Equity Office properties at which the business centers are operated, Equity Office currently may be required to treat any rent paid by the joint venture as nonqualifying income. Equity Office does not believe that the nonqualifying income received under these arrangments will jeopardize its ability to meet the income tests for REIT qualification purposes. Since Equity Office received this private letter ruling, it has entered into similar arrangements with an executive office suite company operator in which it owns an interest.

     "Interest" generally will be nonqualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. Equity Office does not expect to derive significant amounts of interest that will not qualify under the 75% and 95% gross income tests.

     Equity Office's share of any dividends received from the corporate subsidiaries (and from other corporations in which Equity Office owns an interest) will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Equity Office does not anticipate that it will receive sufficient dividends to cause it to exceed the limit on nonqualifying income under the 75% gross income test.

     If Equity Office fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is entitled to relief under the Internal Revenue Code. These relief provisions generally will be available if Equity Office's failure to meet the tests is due to reasonable cause and not due to willful neglect, Equity Office attaches a schedule of the sources of its income to its federal income tax return and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Equity Office would be entitled to the benefit of these relief provisions. For example, if Equity Office fails to satisfy the gross income tests because nonqualifying income that Equity Office intentionally incurs exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving Equity Office, Equity Office will fail to qualify as a REIT. As discussed under "-Taxation of Equity Office as a REIT-General" even if these relief provisions apply, a tax would be imposed based on the amount of nonqualifying income.

     Any gain realized by Equity Office on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including Equity Office's share of this type of gain realized by EOP Partnership, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. Equity Office intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating properties, and to make occasional sales of properties as are consistent with Equity Office's investment objectives. Equity Office cannot provide any assurance, however, that the Internal Revenue Service might not contend that one or more of these sales are subject to the 100% penalty tax.

     ASSET TESTS APPLICABLE TO REITS. At the close of each quarter of its taxable year, Equity Office must satisfy four tests relating to the nature of its assets:

     (1) at least 75% of the value of Equity Office's total assets must be represented by real estate assets, cash, cash items and government securities. Equity Office's real estate assets include, for this purpose, its allocable share of real estate assets held by EOP Partnership and the non-corporate subsidiaries of EOP Partnership, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long-term debt of Equity Office;
     (2) not more than 25% of Equity Office's total assets may be represented by securities other than those in the 75% asset class;
     (3) except for equity investments in REITs, qualified REIT subsidiaries, or taxable REIT subsidiaries or other securities that qualify as "real estate assets" for purposes of the test described in clause (1):
          - the value of any one issuer's securities owned by Equity Office may not exceed 5% of the value of Equity Office's total assets;
          - Equity Office may not own more than 10% of any one issuer's outstanding voting securities; and
          _  Equity Office may not own more than 10% of the value of the outstanding securities of any one issuer; and
      (4) not more than 20% of Equity Office's total assets may be represented by securities of one or more taxable REIT subsidiaries.

     Securities for purposes of the asset tests may include debt securities. However, debt of an issuer will not count as a security for purposes of the 10% value test if the debt securities are "straight debt" as defined in Section 1361 of the Internal Revenue Code and (1) the issuer is an individual, (2) the only securities of the issuer that the REIT holds are straight debt or (3) if the issuer is a partnership, the REIT holds at least a 20% profits interest in the partnership.

     Equity Office currently owns 51.6% of the outstanding stock of BeaMetFed, Inc., which has elected to be taxed as a REIT for federal income tax purposes. As a REIT, BeaMetFed, Inc. is subject to the various REIT qualification requirements. Equity Office believes that BeaMetFed, Inc. has been organized and has operated in a manner to qualify for taxation as a REIT for federal income tax purposes and will continue to be organized and operated in this manner. If BeaMetFed, Inc. were to fail to qualify as a REIT, Equity Office's stock interests in BeaMetFed, Inc. would cease to be qualifying real estate assets for purposes of the 75% gross asset test and would become subject to the 5% asset test, the 10% voting stock limitation, and the 10% value limitation generally applicable to Equity Office's ownership in corporations (other than REITs, qualified REIT subsidiaries and taxable REIT subsidiaries). If BeaMetFed, Inc. failed to qualify as a REIT, Equity Office would not meet the 10% voting stock limitation and the 10% value limitation with respect to its interest in BeaMetFed, Inc. and Equity Office itself would fail to qualify as a REIT.

     Equity Office believes that the aggregate value of its taxable REIT subsidiaries does not exceed 20% of the aggregate value of its gross assets. As of each relevant testing date prior to the election to treat each corporate subsidiary of Equity Office or any other corporation in which Equity Office owns an interest as a taxable REIT subsidiary, which election first became available as of January 1, 2001, Equity Office believes it did not own more than 10% of the voting securities of any such entity. In addition, Equity Office believes that as of each relevant testing date prior to the election to treat each corporate subsidiary of Equity Office or any other corporation in which Equity Office owns an interest as a taxable REIT subsidiary of Equity Office, Equity Office's pro rata share of the value of the securities, including debt, of any such corporation or other issuer did not exceed 5% of the total value of Equity Office's assets.

     With respect to each issuer in which Equity Office currently owns an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, Equity Offices believes that its pro rata share of the value of the securities, including debt, of any such issuer does not exceed 5% of the total value of Equity Office's assets and that it complies with the 10% voting securities limitation and 10% value limitation with respect to each such issuer. In this regard, however, Equity Office cannot provide any assurance that the Internal Revenue Service might not disagree with Equity Office's determinations.

     After initially meeting the asset tests at the close of any quarter, Equity Office will not lose its status as a REIT if it fails to satisfy the 25%, 20%, and 5% asset tests and the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of its assets. If the failure to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. An acquisition of securities could include Equity Office increasing its interest in EOP Partnership as a result of a merger, the exercise by limited partners of their redemption right relating to units in EOP Partnership, or an additional capital contribution of proceeds of an offering of shares of beneficial interest by Equity Office. Equity Office intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20%, or 5% asset tests or 10% value limitation. If Equity Office were to fail to cure noncompliance with the asset tests within this time period, Equity Office would cease to qualify as a REIT.

     ANNUAL DISTRIBUTION REQUIREMENTS APPLICABLE TO REITS. To qualify as a REIT, Equity Office is required to distribute dividends, other than capital gain dividends, to its shareholders each year in an amount at least equal to (1) the sum of (a) 90% of Equity Office's REIT taxable income, computed without regard to the dividends paid deduction and its net capital gain, and (b) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. In addition, if Equity Office recognizes any built-in gain, Equity Office will be required, under Treasury regulations, to distribute at least 90% of the built-in gain, after tax, recognized on the disposition of the applicable asset. See "--Taxation of Equity Office as a REIT--General" for a discussion of the possible recognition of built-in gain. These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before Equity Office timely files its tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made.

     Equity Office intends to make timely distributions sufficient to satisfy its annual distribution requirements. In this regard, the partnership agreement of EOP Partnership authorizes Equity Office, as general partner, to take steps as may be necessary to cause EOP Partnership to distribute to its partners an amount sufficient to permit Equity Office to meet these distribution requirements. It is expected that Equity Office's REIT taxable income generally will be less than its cash flow due to the allowance of depreciation and other noncash charges in computing REIT taxable income. Accordingly, Equity Office anticipates that it generally will have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that Equity Office, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements. In this event, Equity Office may find it necessary to arrange for short-term, or possibly long-term, borrowings to fund required distributions or to pay dividends in the form of taxable dividends of Equity Office shares.

     Under some circumstances, Equity Office may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to shareholders in a later year, which may be included in Equity Office's deduction for dividends paid for the earlier year. Thus, Equity Office may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Equity Office will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

     To the extent that Equity Office does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its REIT taxable income, as adjusted, it is subject to tax on these amounts at regular corporate tax rates.

     Equity Office will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if Equity Office fails to distribute during each calendar year at least the sum of:

     (1)   85% of its REIT ordinary income for the year;

     (2)   95% of its REIT capital gain net income for the year; and

     (3)   any undistributed taxable income from prior taxable years.

     A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

     RECORD-KEEPING REQUIREMENTS. Equity Office is required to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines.

     FAILURE OF EQUITY OFFICE TO QUALIFY AS A REIT. If Equity Office fails to qualify for taxation as a REIT in any taxable year, and if relief provisions do not apply, Equity Office will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. If Equity Office fails to qualify as a REIT, Equity Office will not be required to make any distributions to shareholders and any distributions that are made to shareholders will not be deductible by Equity Office. As a result, Equity Office's failure to qualify as a REIT would significantly reduce the cash available for distributions by Equity Office to its shareholders. In addition, if Equity Office fails to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income to the extent of Equity Office's current and accumulated earnings and profits, whether or not attributable to capital gains of Equity Office, and corporate shareholders may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Equity Office also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. There can be no assurance that Equity Office would be entitled to any statutory relief.

TAXATION OF U.S. SHAREHOLDERS

     As used in the remainder of this discussion, the term "U.S. shareholder" means a beneficial owner of an Equity Office common share that is, for United States federal income tax purposes:

     (1) a citizen or resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

     (2) a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized under the laws of the United States, any state or the District of Columbia;

     (3) an estate the income of which is subject to federal income taxation regardless of its source; or

     (4) in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons.

     Generally, in the case of a partnership that holds Equity Office common shares, any partner that would be a U.S. shareholder if it held the Equity Office common shares directly is also a U.S. shareholder. A "non-U.S. shareholder" is a holder, including any partner in a partnership that holds Equity Office common shares, that is not a U.S. shareholder.

     DISTRIBUTIONS BY EQUITY OFFICE. So long as Equity Office qualifies as a REIT, distributions to U.S. shareholders out of its current or accumulated earnings and profits that are not designated as capital gain dividends will be taxable as ordinary income and will not be eligible for the dividends received deduction generally available for corporations. Distributions in excess of its current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that the distributions do not exceed the adjusted tax basis of the shareholder's shares. Rather, such distributions will reduce the adjusted basis of such shares. Distributions that exceed the U.S. shareholder's adjusted basis in its shares will be taxable as capital gains if the shares are held as a capital asset. If Equity Office declares a dividend in October, November, or December of any year with a record date in one of these months and pays the dividend on or before January 31 of the following year, Equity Office will be treated as having paid the dividend, and the shareholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

     Equity Office may elect to designate distributions of its net capital gain as "capital gain dividends." Capital gain dividends are taxed to shareholders as gain from the sale or exchange of a capital asset held for more than one year, without regard to how long the U.S. shareholder has held its shares. Designations made by Equity Office only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If Equity Office designates any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

     Instead of paying capital gain dividends, Equity Office may designate all or part of its net capital gain as "undistributed capital gain." Equity Office will be subject to tax at regular corporate rates on any undistributed capital gain.

     A U.S. shareholder:

     (1) will include in its income as long-term capital gains its proportionate share of such undistributed capital gains and

     (2) will be deemed to have paid its proportionate share of the tax paid by Equity Office on such undistributed capital gains and receive a credit or refund to the extent that the tax paid by Equity Office exceeds the U.S. shareholder's tax liability on the undistributed capital gain.

A U.S. shareholder will increase the basis in its common shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. The earnings and profits of Equity Office will be adjusted appropriately.

     Equity Office will classify portions of any designated capital gain dividend or undistributed capital gain as either:

     (1) a 20% rate gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 20%; or

     (2) an "unrecaptured Section 1250 gain" distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%.

Equity Office must determine the maximum amounts that it may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Internal Revenue Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%.

     Distributions made by Equity Office and gain arising from the sale or exchange by a U.S. shareholder of shares will not be treated as passive activity income, and as a result, U.S. shareholders generally will not be able to apply any "passive losses" against this income or gain. In addition, taxable distributions from Equity Office generally will be treated as investment income for purposes of the investment interest limitations. A U.S. shareholder may elect to treat capital gain dividends and capital gains from the disposition of shares as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. Equity Office will notify shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. U.S. shareholders may not include in their individual income tax returns any net operating losses or capital losses of Equity Office. Equity Office's operating or capital losses would be carried over by Equity Office for potential offset against future income, subject to applicable limitations.

     SALES OF SHARES. Upon any taxable sale or other disposition of shares, a U.S. shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between:

     (1) the amount of cash and the fair market value of any property received on the sale or other disposition; and

     (2) the holder's adjusted basis in the shares for tax purposes.

     This gain or loss will be a capital gain or loss if the shares have been held by the U.S. shareholder as a capital asset. The applicable tax rate will depend on the shareholder's holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the shareholder's tax bracket. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate shareholders) to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT's "unrecaptured Section 1250 gain." Shareholders are urged to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. shareholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of Equity Office shares held for more than 12 months. In general, any loss recognized by a U.S. shareholder upon the sale or other disposition of shares that have been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. shareholder from Equity Office that were required to be treated as long-term capital gains.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Provided that a tax-exempt shareholder has not held its common shares as "debt financed property" within the meaning of the Internal Revenue Code, the dividend income from Equity Office will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt shareholder. Similarly, income from the sale of shares will not constitute UBTI unless the tax-exempt shareholder has held its shares as debt financed property within the meaning of the Internal Revenue Code or has used the shares in a trade or business.

     However, for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in Equity Office will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax-exempt shareholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

     Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" are treated as UBTI if received by any trust which is described in Section 401(a) of the Internal Revenue Code, is tax-exempt under
Section 501(a) of the Internal Revenue Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in
Section 401(a) of the Internal Revenue Code are referred to below as "pension trusts."

     A REIT is a pension held REIT if it meets the following two tests:

     (1) it qualified as a REIT only by reason of Section 856(h)(3) of the Internal Revenue Code, which provides that stock owned by pension trusts will be treated, for purposes of determining if the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

     (2) either (a) at least one pension trust holds more than 25% of the value of the REIT's stock, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT's shares, collectively owns more than 50% of the value of the REIT's shares.

     The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held requirement" without relying upon the "look-through" exception with respect to pension trusts. Based on both its current share ownership and the limitations on transfer and ownership of shares contained in its declaration of trust, Equity Office does not expect to be classified as a pension held REIT.

U.S. TAXATION OF NON-U.S. SHAREHOLDERS

     DISTRIBUTIONS BY EQUITY OFFICE. Distributions by Equity Office to a non-U.S. shareholder that are neither attributable to gain from sales or exchanges by Equity Office of "U.S. real property interests" nor designated by Equity Office as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of Equity Office's current or accumulated earnings and profits. These distributions ordinarily will be subject to withholding of U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. shareholder of a U.S. trade or business. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. shareholders are taxed with respect to these dividends, and are generally not subject to withholding. Any dividends received by a corporate non-U.S. shareholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

     Distributions in excess of current and accumulated earnings and profits that exceed the non-U.S. shareholder's basis in its Equity Office common shares will be taxable to a non-U.S. shareholder as gain from the sale of common shares, which is discussed below. Distributions in excess of current or accumulated earnings and profits of Equity Office that do not exceed the adjusted basis of the non-U.S. shareholder in its common shares will reduce the non-U.S. shareholder's adjusted basis in its common shares and will not be subject to U.S. federal income tax, but will be subject to U.S. withholding tax as described below.

     Equity Office expects to withhold U.S. income tax at the rate of 30% on any dividend distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. shareholder unless:

     (1) a lower treaty rate applies and the non-U.S. shareholder files an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced treaty rate with Equity Office; or

     (2) the non-U.S. shareholder files an Internal Revenue Service Form W-8ECI with Equity Office claiming that the distribution is effectively connected income.

     Equity Office may be required to withhold at least 10% of any distribution in excess of its current and accumulated earnings and profits, even if a lower treaty rate applies and the non-U.S. shareholder is not liable for tax on the receipt of that distribution. However, a non-U.S. shareholder may seek a refund of these amounts from the Internal Revenue Service if the non-U.S. shareholder's U.S. tax liability with respect to the distribution is less than the amount withheld.

     Distributions to a non-U.S. shareholder that are designated by Equity Office at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

     (1) the investment in the common shares is effectively connected with the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to any gain, except that a shareholder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above, or

     (2) the non-U.S. shareholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

     Under the Foreign Investment in Real Property Tax Act, which is referred to as "FIRPTA," distributions to a non-U.S. shareholder that are attributable to gain from sales or exchanges by Equity Office of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. shareholder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. shareholders will be taxed on this gain at the same rates applicable to U.S. shareholders, subject to a special alternative minimum tax in the case of nonresident alien individuals.

Also, this gain may be subject to a 30% branch profits tax in the hands of a non-U.S. shareholder that is a corporation.

     Equity Office will be required to withhold and remit to the Internal Revenue Service 35% of any distributions to foreign shareholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of Equity Office's net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. shareholder's United States federal income tax liability.

     Although the law is not clear on the matter, it appears that amounts designated by Equity Office as undistributed capital gains in respect of the common shares held by U.S. shareholders generally should be treated with respect to non-U.S. shareholders in the same manner as actual distributions by Equity Office of capital gain dividends. Under that approach, the non-U.S. shareholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by Equity Office on the undistributed capital gains, and to receive from the Internal Revenue Service a refund to the extent their proportionate share of this tax paid by Equity Office were to exceed their actual United States federal income tax liability.

     SALE OF COMMON SHARES. Gain recognized by a non-U.S. shareholder upon the sale or exchange of Equity Office common shares generally would not be subject to United States taxation unless:

     (1) the investment in the Equity Office common shares is effectively connected with the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as domestic shareholders with respect to any gain;

     (2) the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or

     (3) the Equity Office common shares constitute a U.S. real property interest within the meaning of FIRPTA, as described below.

     The Equity Office common shares will not constitute a United States real property interest if Equity Office is a domestically controlled REIT. Equity Office will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of its stock is held directly or indirectly by non-U.S. shareholders.

     Equity Office believes that, currently, it is a domestically controlled REIT and, therefore, that the sale of Equity Office common shares would not be subject to taxation under FIRPTA. In addition, Equity Office's declaration of trust contains ownership limitations designed to help prevent Equity Office from failing to qualify as a domestically controlled REIT. Because the Equity Office common shares are publicly traded, however, Equity Office cannot guarantee that it is or will continue to be a domestically controlled REIT.

     Even if Equity Office does not qualify as a domestically-controlled REIT at the time a non-U.S. shareholder sells its Equity Office common shares, gain arising from the sale still would not be subject to FIRPTA tax if:

     (1) the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

     (2) the selling non-U.S. shareholder owned, actually or constructively, 5% or less in value of the outstanding class or series of shares being sold throughout the five-year period ending on the date of the sale or exchange.

     If gain on the sale or exchange of Equity Office common shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. shareholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX APPLICABLE TO SHAREHOLDERS

     U.S. SHAREHOLDERS

     In general, information-reporting requirements will apply to payments of distributions on Equity Office common shares and payments of the proceeds of the sale of Equity Office common shares to some shareholders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax at the rate of 31% if:

     (1) the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;

     (2) the Internal Revenue Service notifies the payer that the TIN furnished by the payee is incorrect;

     (3) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code; or

     (4) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

     Some shareholders, including corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder's United States federal income tax and may entitle the shareholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

     NON-U.S. SHAREHOLDERS

     Generally, information reporting will apply to payments of distributions on Equity Office common shares, and backup withholding at a rate of 31% may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

     The payment of the proceeds from the disposition of Equity Office common shares to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. shareholder of Equity Office common shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. shareholder's foreign status and has no actual knowledge to the contrary.

     Applicable Treasury regulations provide presumptions regarding the status of shareholders when payments to the shareholders cannot be reliably associated with appropriate documentation provided to the payer. Under these Treasury regulations, some shareholders are required to have provided new certifications with respect to payments made after December 31, 2000. Because the application of the these Treasury regulations varies depending on the shareholder's particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

TAX ASPECTS OF EQUITY OFFICE'S OWNERSHIP OF INTERESTS IN EOP PARTNERSHIP AND OTHER PARTNERSHIPS

     GENERAL. All of Equity Office's investments are held indirectly through EOP Partnership. In general, partnerships are "pass-through" entities that are not subject to federal income tax at the partnership level. However, a partner is allocated its proportionate share of the items of income, gain, loss, deduction and credit of a partnership, and is required to include these items in calculating its tax liability, without regard to whether it receives a distribution from the partnership. Equity Office includes its proportionate share of these partnership items in its income for purposes of the various REIT income tests and the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, Equity Office includes its proportionate share of assets held through EOP Partnership. See "--Taxation of Equity Office as a REIT--Ownership of Partnership Interests by a REIT" above.

     ENTITY CLASSIFICATION. Equity Office believes that EOP Partnership and each of the partnerships and limited liability companies in which Equity Office owns an interest, directly or through another partnership or limited liability company, will be treated as a partnership or disregarded for federal income tax purposes and will not be taxable as a corporation. If any of these entities were treated as a corporation, it would be subject to an entity level tax on its income and Equity Office could fail to meet the REIT income and asset tests. See "--Taxation of Equity Office as a REIT--Asset Tests Applicable to REITs" and "--Taxation of Equity Office as a REIT--Income Tests Applicable to REITs above.

     A partnership is a "publicly traded partnership" under Section 7704 of the Internal Revenue Code if:

     (1) interests in the partnership are traded on an established securities market; or

     (2) interests in the partnership are readily tradable on a "secondary market" or the "substantial equivalent" of a secondary market.

     Under the relevant Treasury regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified "safe harbors," which are based on the specific facts and circumstances relating to the partnership.

     EOP Partnership currently takes the reporting position for federal income tax purposes that it is not a publicly traded partnership. There is a significant risk, however, that the right of a holder of EOP Partnership units to redeem the EOP Partnership units for Equity Office common shares could cause EOP Partnership units to be considered readily tradable on the substantial equivalent of a secondary market. Moreover, if EOP Partnership units were considered to be tradable on the substantial equivalent of a secondary market, either now or in the future, EOP Partnership cannot provide any assurance that it would qualify for any of the safe harbors mentioned above, or that, if it currently qualifies for a safe harbor, EOP Partnership will continue to qualify for any of the safe harbors in the future. For example, EOP Partnership cannot satisfy the "private placement" safe harbor because it has more than 100 partners and has issued units in registered offerings.

     If EOP Partnership is a publicly traded partnership, it will be taxed as a corporation unless at least 90% of its gross income consists of "qualifying income" under Section 7704 of the Internal Revenue Code. Qualifying income is generally real property rents and other types of passive income. Equity Office believes that EOP Partnership will have sufficient qualifying income so that it will be taxed as a partnership, even if it were a publicly traded partnership. The income requirements applicable to Equity Office in order for it to qualify as a REIT under the Internal Revenue Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although a difference exists between these two income tests regarding whether rent is considered from a related tenant, Equity Office does not believe that this difference would cause EOP Partnership not to satisfy the 90% gross income test applicable to publicly traded partnerships.

     ALLOCATIONS OF PARTNERSHIP INCOME, GAIN, LOSS, DEDUCTION AND CREDIT. A partnership agreement will generally determine the allocation of income and loss among partners. However, those allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the applicable Treasury regulations, which generally require that partnership allocations respect the economic arrangement of the partners.

     If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to the item. The allocations of taxable income and loss provided for in the partnership agreement of EOP Partnership are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the regulations promulgated thereunder.

     TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. Under Section 704(c) of the Internal Revenue Code, income, gain, loss, deduction and credit attributable to a property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, as applicable, the difference between the adjusted tax basis and the fair market value of property at the time of contribution. The difference is known as the book-tax difference. Section 704(c) allocations are for federal income tax purposes only and do not affect the book capital accounts or other economic or legal arrangements among the partners. Under Treasury regulations promulgated under Section 704(c) of the Internal Revenue Code, similar rules apply when a partnership elects to "revalue" its assets in limited situations, such as when a contribution of property is made to a partnership by a new partner.

     The partnership agreement of EOP Partnership requires that these allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code. Treasury regulations under Section 704(c) of the Internal Revenue Code provide partnerships with a choice of several methods of accounting for book-tax differences, including retention of the "traditional method" or the election of alternative methods which would permit any distortions caused by a book-tax difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. EOP Partnership and Equity Office have determined to use the traditional method of accounting for book-tax differences with respect to the properties initially contributed to EOP Partnership in its formation or subsequently acquired by merger or contribution.

     In general, if any asset contributed to or revalued by EOP Partnership is determined to have a fair market value that is greater than its adjusted tax basis, partners who have contributed those assets, including Equity Office, will be allocated lower amounts of depreciation deductions as to specific properties for tax purposes by EOP Partnership and increased taxable income and gain on sale. Thus, Equity Office may be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of contributed assets. These amounts may be in excess of the economic or book income allocated to it as a result of the sale and, as a result, the allocation might cause Equity Office to recognize taxable income in excess of the cash distribution received. This excess taxable income is sometimes referred to as "phantom income." Because Equity Office relies on cash distributions from EOP Partnership to meet its REIT distribution requirements, which are specified percentages of its REIT taxable income, the recognition of this phantom income might adversely affect Equity Office's ability to comply with those requirements. In this regard, it should be noted that as the general partner of EOP Partnership, Equity Office will determine, taking into account the tax consequences to it, when and whether to sell any given property. See "-- Taxation of Equity Office as a REIT--Annual Distribution Requirements Applicable to REITs."

     OTHER TAX CONSEQUENCES FOR EQUITY OFFICE AND ITS SHAREHOLDERS

     Equity Office and its shareholders are subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Equity Office and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders of Equity Office should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Equity Office.

     A portion of the cash to be used by Equity Office to fund distributions comes from dividends paid by Equity Office's taxable REIT subsidiaries. The taxable REIT subsidiaries are subject to federal and state income tax at the full applicable corporate rates. In addition, a taxable REIT subsidiary will be limited in its ability to deduct interest payments made to Equity Office.

     To the extent that Equity Office and the taxable REIT subsidiaries are required to pay federal, state or local taxes, Equity Office will have less cash available for distribution to shareholders.